UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): September 17, 2004

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado	80202-1557
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 17, 2004, Rentech, Inc. (“Rentech”) entered into a Securities Purchase Agreement with Mitchell Hospitality Investments, a California general partnership (the “Investor”) that provides Rentech with a credit facility of up to $2,000,000. In connection with the Securities Purchase Agreement, Rentech issued a secured term note in favor of the Investor for up to $2,000,000, issued the Investor a stock purchase warrant (the “Warrant”) for the purchase of 1,250,000 shares of common stock and entered into a Registration Rights Agreement with the Investor providing for the registration of the shares of common stock underlying the Warrant. The Warrant has an exercise price of $1.14 per share of the common stock, subject to adjustments, and may be exercised for five years ending on September 16, 2009. The number of shares of common stock for which the Warrant may be exercised will be increased by 12,500 shares for each 30-day period if the registration statement required by the terms of the Registration Rights Agreement is not declared effective by February 14, 2005. If Rentech’s planned conversion of the Royster-Clark nitrogen fertilizer plant in East Dubuque, Illinois, which Rentech intends to acquire, to use coal as a feedstock rather than natural gas is not completed, and Rentech does not commence commercial operations of the reconfigured plant, by March 31, 2008, the term of the Warrant will be extended for a period equal to the delay and the exercise price will be reduced by one-half. Under the terms of the Registration Rights Agreement, if Rentech has not filed a registration statement for the shares of common stock underlying the Warrant with the Securities and Exchange Commission by December 16, 2004 or the registration statement is not declared effective by February 14, 2005, Rentech must issue additional warrants to the Investor for the purchase of additional shares of common stock equal to 50,000 shares for each 30-day period of delay.

Item 2.03 Creation of a Direct Financial Obligation Or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The financing transaction described in Item 1.01 was completed on September 17, 2004. At the closing, Rentech became obligated for the principal amount it borrows under the secured term note. Rentech borrowed $650,000 under the secured term note as of September 24, 2004. Rentech, at its election, may borrow any part or all of the $1,350,000 remaining under the note at any time before the maturity of the note on March 20, 2005.

The principal amount drawn on the note bears interest at 9% per annum, and the note is payable in full on or before March 20, 2005. Interest on the outstanding balance is payable monthly commencing November 1, 2004. The note is secured by a junior deed of trust against Rentech’s laboratory building in Denver, Colorado and by a first priority security interest in the intellectual property of Rentech and all of the assets of Rentech Services Corporation, a wholly-owned subsidiary. Payment of the note is also secured by guarantees of Rentech Services Corporation, Rentech Development Corporation, Petroleum Mud Logging, Inc. and OKON, Inc., all of which are wholly-owned subsidiaries of Rentech (the “Subsidiaries”).

In the event of a default under the Note, the outstanding balance of principal and accrued and unpaid interest is immediately due, including the note holder’s attorney fees and other costs of collection. Events of default include, among other things:

•	failure of Rentech to pay interest installments or principal when due;

•	breach of any covenant, representation or warranty made by Rentech or its Subsidiaries in connection with the Securities Purchase Agreement and related documents;

•	Rentech’s failure to file a registration statement for the share underlying the Warrant by December 16, 2004.

Item 3.02 Unregistered Sales of Equity Securities

On September 17, 2004, Rentech sold the senior secured note and Warrant described in Item 1.01 of this report. The Note constitutes a credit facility for up to $2,000,000, of which Rentech drew $650,000 as of September 24, 2004. The Warrant may be exercised for the purchase of 1,250,000 shares of common stock at an exercise price of $1.14 per share. The Warrant may be exercised for five years ending on September 16, 2009, except that this term is extended by a period of days equal to any delay after March 31, 2008 in Rentech’s planned conversion of the Royster-Clark nitrogen fertilizer plant in East Dubuque, Illinois, which Rentech intends to acquire, to use coal as a feedstock rather than natural gas, or to commence commercial operations of the reconfigured plant by March 31, 2008. These securities were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933. The Investor is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. Rentech intends to apply the funds it may draw on the note for working capital and advancing the steps necessary to complete its purchase of the stock of Royster-Clark Nitrogen, Inc., as previously announced by Rentech, to acquire ownership of the nitrogen fertilizer plant in East Dubuque, Illinois.

9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Senior Secured Note.

10.2	Stock Purchase Warrant

10.3	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: September 23, 2004	By:	/s/ Dennis L. Yakobson
Dennis L. Yakobson
President and Chief Executive Officer